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Exhibit (d)(iii)

NORTHWEST AIRLINES CORPORATION
2001 STOCK INCENTIVE PLAN

Acknowledgment of Stock Option Grant

        Northwest Airlines Corporation ("NWA Corp.") hereby acknowledges the grant, effective             ,          (the "Grant Date"), to the Optionee named below (the "Optionee"), an employee of Northwest Airlines, Inc. (the "Company"), pursuant to the Northwest Airlines Corporation 2001 Stock Incentive Plan (the "Plan") of a non-qualified option ("Option") to purchase the number of shares of common stock par value $.01 per share of NWA Corp. (the "Common Stock") set forth below at the exercise price per share shown below. The Option will become exercisable in four annual increments of 25% each on the first, second, third and fourth anniversary of the Grant Date. The Option expires on       ,          and may terminate earlier than this date under certain circumstances described on the other side of this Acknowledgment. The Option is subject to the provisions of the Plan, which are incorporated into this Acknowledgement and the terms and conditions set forth on the other side of this Acknowledgment.

        The Optionee acknowledges receipt of the Plan Prospectus, which describes the terms of the Plan.

Optionee Information:

Optionee:
Optionee's Address:
Optionee's Employee No.:
Optionee's SSN:

Option Grant Information:

Date of Grant:	,
Number of Shares of Common Stock Subject to the Option:
Exercise Price per Share:	$
(The Fair Market Value per share of Common Stock on the Grant Date)
Expiration Date:	,

NORTHWEST AIRLINES CORPORATION

By:
                  Michael L. Miller
                  Secretary

TERMS AND CONDITIONS OF
NON-QUALIFIED STOCK OPTION
GRANTED UNDER THE
NORTHWEST AIRLINES CORPORATION 2001 STOCK INCENTIVE PLAN

1.
Incorporation of the Plan. The Option is granted pursuant to and subject to all of the provisions of the Northwest Airlines Corporation 2001 Stock Incentive Plan (the "Plan"), which are incorporated herein by reference. The Option is also subject to the terms and conditions set forth herein and to all rules, regulations and interpretations promulgated by the Committee pursuant to the Plan. All capitalized terms used but not defined herein have the meanings given to them in the Plan.

2.
Option Grant. Effective as of             ,             , you were granted pursuant to the Plan an option to purchase all or any portion of the number of shares of Common Stock shown on the front side of this Acknowledgement at the per share price also shown there and upon the other terms and conditions set forth herein.

3.
Option Term. The term of the Option is for a period of ten years from the Grant Date, subject to earlier termination as provided herein.

4.
Exercisability. Subject to paragraph 5 below, the Option will become exercisable in 25% annual increments on the first, second, third and fourth anniversaries of the Grant Date to the extent not previously exercised.

5.
Termination. Your right to exercise the Option will terminate prior to the Expiration Date in the following circumstances:

a.
If you resign or if your employment is terminated by Northwest Airlines other than for Cause, you have ninety (90) days to exercise any portion of the Option that was exercisable on the date of your resignation or termination. Any portion of the Option that was not exercisable as of the date of your resignation or termination will be canceled. If your employment is terminated for Cause (as defined below), your Option is canceled immediately and you are not entitled to exercise any portion of your Option.

b.
If your employment with Northwest Airlines is terminated because of your Retirement, you have one (1) year to exercise any portion of the Option that was exercisable on the date of your Retirement, except that if you die or become Disabled within one (1) year after your Retirement, then any portion of the Option that was exercisable on the date of your Retirement may continue to be exercised by you or by your estate or a person who acquires the right to exercise the Option by bequest or inheritance during the remainder of the term of the Option. Any portion of the Option that was not exercisable as of the date of your Retirement will be canceled immediately upon your Retirement.

c.
If your employment is terminated as a result of your death or Disability, then any portion of the Option that was exercisable as of the date of your death or Disability may continue to be exercised by you or by your estate or a person who acquires the right to exercise the Option by bequest or inheritance during the remainder of the term of the Option. Any portion of the Option that was not exercisable as of such date will be canceled immediately upon your death or Disability.

d.
The Committee, in its absolute discretion, will determine the effect of all matters and questions relating to a termination of your employment, including whether particular leaves of absence constitute a termination of employment and whether any re-employment by the Company is deemed to be simultaneous with termination.

  "Cause" means, with respect to a termination of your employment: (i) an act or acts of personal dishonesty by you intended to result in substantial personal enrichment at the expense of the Company, (ii) an act or acts of personal dishonesty by you intended to cause substantial injury to the Company, (iii) material breach (other than as a result of a Disability) by you of your obligations under the terms and conditions of your employment, which action was (A) undertaken without a reasonable belief that the action was in the best interests of the Company and (B) not remedied within a reasonable period of time after receipt of written notice from the Company specifying the alleged breach, or (iv) your conviction of a felony.

7.
Method of Exercise. To exercise your Option, you must deliver to the Company: (i) a written notice of exercise which states the number of shares as to which the Option is being exercised (which may not be less than 100), and (ii) payment of the Exercise Price multiplied by such number of shares and the amount of all applicable withholding taxes. If you choose to do a "cashless exercise," the Option is exercised when your stockbroker delivers the total amounts described above to the Company. In a cashless exercise, you authorize the Company to deliver the shares of Common Stock to the stockbroker.

8.
Miscellaneous.
a.
The Company's obligation to sell and deliver shares of Common Stock upon exercise of the Option is subject to all applicable laws, rules and regulations and any required governmental approvals, including the registration and qualification of the shares of Common Stock to be issued in connection with the exercise of the Option.

b.
The Option is not transferable except upon your death by will or the laws of descent and distribution. While you are alive, the Option may be exercised only by you (or your court-appointed guardian).

c.
Subject to the express terms and conditions of the Plan, the Committee has the authority to construe, interpret and implement the Plan; prescribe, amend and rescind rules and regulations relating to the Plan; and make all determinations necessary or advisable in administering the Plan.

d.
Until you exercise the Option and the shares of Common Stock have been issued in your name, you do not have any of the rights or privileges of a stockholder of NWA Corp. Nothing herein gives you any right to continue in the employ of the Company or interferes in any way with the right of the Company to terminate your employment.

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  Exhibit (d)(iii)
NORTHWEST AIRLINES CORPORATION 2001 STOCK INCENTIVE PLAN
TERMS AND CONDITIONS OF NON-QUALIFIED STOCK OPTION GRANTED UNDER THE NORTHWEST AIRLINES CORPORATION 2001 STOCK INCENTIVE PLAN